UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934 (Amendment No. 1)*
Hovnanian Enterprises Inc
Class A Common Stock
442487401
June 6, 2019
Check the appropriate box to designate the rule pursuant to which this Schedule* is filed: Rule 13d-1(b) X Rule 13d-1(c)
 Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person's* initial filing on this form with respect to the subject class of securities,* and for any subsequent amendment containing information which would alter the* disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be* deemed to be "filed" for the purpose of Section 18 of the Securities Exchange* Act of 1934 ("Act") or otherwise subject to the liabilities of that section* of the Act but shall be subject to all other provisions of the Act (however,* see the Notes).
Persons who respond to the collection of information contained in this form* are not required to respond unless the form displays a currently valid OMB* control number.
CUSIP No. 442487401 Page 2 of 12


1. Names of Reporting Persons. Beachwold Partners, L.P. 75-2568292
2. Check the Appropriate Box if a Member of a Group (a)  (b) x
3. SEC Use Only
4. Citizenship or Place of Organization Texas, U.S.A
Number of Shares   Beneficially Owned by   Each Reporting    Person With:*
  5. Sole Voting Power 92,000
6. Shared Voting Power 0
7. Sole Dispositive Power 92,000
8. Shared Dispositive Power 0
9. Aggregate Amount Beneficially Owned by Each Reporting Person 92,000
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
11. Percent of Class Represented by Amount in Row (9) 1.73%
12. Type of Reporting Person PN

CUSIP No. 442487401 Page 3 of 12


1. Names of Reporting Persons. Tarragon Corporation 94-2432628
2. Check the Appropriate Box if a Member of a Group (a)  (b) x
3. SEC Use Only
4. Citizenship or Place of Organization Nevada, U.S.A
Number of Shares   Beneficially Owned by   Each Reporting    Person With:*
  5. Sole Voting Power 10,119
6. Shared Voting Power 0
7. Sole Dispositive Power 10,119
8. Shared Dispositive Power 0
9. Aggregate Amount Beneficially Owned by Each Reporting Person 10,119
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
11. Percent of Class Represented by Amount in Row (9) 0.19%
12. Type of Reporting Person CO

CUSIP No. 442487401 Page 4 of 12


1. Names of Reporting Persons. Lucy N. Friedman IRA
2. Check the Appropriate Box if a Member of a Group (a)  (b) x
3. SEC Use Only
4. Citizenship or Place of Organization U.S.A
Number of Shares   Beneficially Owned by   Each Reporting    Person With:*
  5. Sole Voting Power 18,100
6. Shared Voting Power 0
7. Sole Dispositive Power 18,100
8. Shared Dispositive Power 0
9. Aggregate Amount Beneficially Owned by Each Reporting Person 18,100
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
11. Percent of Class Represented by Amount in Row (9) 0.34%
12. Type of Reporting Person OO

CUSIP No. 442487401 Page 5 of 12


1. Names of Reporting Persons. Lucy N. Friedman
2. Check the Appropriate Box if a Member of a Group (a)  (b) x
3. SEC Use Only
4. Citizenship or Place of Organization U.S.A
Number of Shares   Beneficially Owned by   Each Reporting    Person With:*
  5. Sole Voting Power 78,000
6. Shared Voting Power 0
7. Sole Dispositive Power 78,000
8. Shared Dispositive Power 0
9. Aggregate Amount Beneficially Owned by Each Reporting Person 78,000
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
11. Percent of Class Represented by Amount in Row (9) 1.46%
12. Type of Reporting Person IN

CUSIP No. 442487401 Page 6 of 12


1. Names of Reporting Persons. Gideon Z. Friedman
2. Check the Appropriate Box if a Member of a Group (a)  (b) x
3. SEC Use Only
4. Citizenship or Place of Organization U.S.A
Number of Shares   Beneficially Owned by   Each Reporting    Person With:*
  5. Sole Voting Power 2,000
6. Shared Voting Power 0
7. Sole Dispositive Power 2,000
8. Shared Dispositive Power 0
9. Aggregate Amount Beneficially Owned by Each Reporting Person 2,000
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
11. Percent of Class Represented by Amount in Row (9) 0.03%
12. Type of Reporting Person IN

CUSIP No. 442487401 Page 7 of 12


1. Names of Reporting Persons. William S. Friedman
2. Check the Appropriate Box if a Member of a Group (a)  (b) x
3. SEC Use Only
4. Citizenship or Place of Organization U.S.A
Number of Shares   Beneficially Owned by   Each Reporting    Person With:*
  5. Sole Voting Power 90,000
6. Shared Voting Power 0
7. Sole Dispositive Power 90,000
8. Shared Dispositive Power 0
9. Aggregate Amount Beneficially Owned by Each Reporting Person 90,000
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
11. Percent of Class Represented by Amount in Row (9) 1.69%
12. Type of Reporting Person IN

CUSIP No. 442487401 Page 8 of 12


1. Names of Reporting Persons. Samuel N. Friedman
2. Check the Appropriate Box if a Member of a Group (a)  (b) x
3. SEC Use Only
4. Citizenship or Place of Organization U.S.A
Number of Shares   Beneficially Owned by   Each Reporting    Person With:*
  5. Sole Voting Power 27,000
6. Shared Voting Power 0
7. Sole Dispositive Power 27,000
8. Shared Dispositive Power 0
9. Aggregate Amount Beneficially Owned by Each Reporting Person 27,000
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
11. Percent of Class Represented by Amount in Row (9) 0.50%
12. Type of Reporting Person IN

CUSIP No. 442487401 Page 9 of 12


1. Names of Reporting Persons. Tanya Friedman
2. Check the Appropriate Box if a Member of a Group (a)  (b) x
3. SEC Use Only
4. Citizenship or Place of Organization U.S.A
Number of Shares   Beneficially Owned by   Each Reporting    Person With:*
  5. Sole Voting Power 7,000
6. Shared Voting Power 0
7. Sole Dispositive Power 7,000
8. Shared Dispositive Power 0
9. Aggregate Amount Beneficially Owned by Each Reporting Person 7,000
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
11. Percent of Class Represented by Amount in Row (9) 0.13%
12. Type of Reporting Person IN

CUSIP No.
ITEM 1.
(a) Name of Issuer: Hovnanian Enterprises Inc
(b) Address of Issuer's Principal Executive Offices: 90 Matawan Road,* Fifth Floor Matawan, NJ 07747
ITEM 2.
(a)
 Name of Person Filing: Gideon Z. Friedman

(b)
 Address of Principal Business Office, or if None, Residence: 	192*
 Lexington Avenue, Suite 901 New York, NY 10016

(c)
 Citizenship: USA

(d)
 Title of Class of Securities: Class A Common Stock

(e)
 CUSIP Number: 442487401


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13d-1(b) OR* 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
(a)  [_]  Broker or dealer registered under Section 15 of the Act*
  (15 U.S.C. 78o).
(b)  [_]  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.*
 78c).
(c) [_] Insurance company as defined in Section 3(a)(19) of the* Act (15 U.S.C. 78c).
(d) [_] Investment company registered under Section 8 of the* Investment Company Act of 1940 (15 U.S.C. 80a-
8).
(e)  [_]  An investment adviser in accordance with ss.240.13d-1(b)*
(1)(ii)(E);
(f) [_] An employee benefit plan or endowment fund in accordance* with ss.240.13d-1(b)(1)(ii)(F);
(g) [_] A parent holding company or control person in accordance* with ss.240.13d-1(b)(1)(ii)(G);
(h) [_] A savings associations as defined in Section 3(b) of the* Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) [_] A church plan that is excluded from the definition of an* investment company under section 3(c)(14) of the
Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)  [_]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.
Provide the following information regarding the aggregate number and* percentage of the class of securities of the issuer identified in*
 Item 1.
(a)
 Amount beneficially owned:

(b)
 Percent of class:

(c)
Number of shares as to which such person has:

(i)
Sole power to vote or to direct the vote

(ii)
 Shared power to vote or to direct the vote




(iii) Sole power to dispose or to direct the disposition of
(iv) Shared power to dispose or to direct the disposition of Reference is hereby made to Items 5-9 of pages 2-9, which are*
 incorporated by reference herein.
INSTRUCTION. For computations regarding securities which represent a*
 right to acquire an underlying security SEE ss.240.13d3(d)(1).
ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not Applicable
ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not Applicable
ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH* ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
Not Applicable
ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
See Attached Exhibit A
ITEM 9. NOTICE OF DISSOLUTION OF GROUP.
Not Applicable
ITEM 10. CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief,*
 the securities referred to above were not acquired and are not held for* the purpose of or with the effect of changing or influencing the control* of the issuer of the securities and were not acquired and are not*
 held in connection with or as a participant in any transaction having* such purpose or effect.
SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief,*
 I certify that the information set forth in this statement is true, complete and correct.
6/12/2019
(Date)
BEACHWOLD PARTNERS, L.P., a Texas limited partnership
BY:  _______________________________________/s/ Gideon Z. Friedman
Gideon Z. Friedman, Managing General Partner
6/12/2019
(Date)

TARRAGON CORPORATION, a Nevada corporation
BY: _______________________________________
/s/ William S. Friedman
William S. Friedman, CEO
6/12/2019
(Date)
LUCY N. FRIEDMAN IRA
/s/ Lucy N. Friedman
BY: _______________________________________
Lucy N. Friedman, an Individual
6/12/2019
(Date)
BY:
6/12/2019
(Date)
BY:
6/12/2019
(Date)
BY:
6/12/2019
(Date)
BY:
6/12/2019
(Date)
BY:
/s/ Lucy N. Friedman
Lucy N. Friedman, an Individual
/s/ Gideon Z. Friedman
Gideon Z. Friedman, an Individual
/s/ William S. Friedman
William S. Friedman, an Individual
/s/ Samuel N. Friedman
Samuel N. Friedman, an Individual
/s/ Tanya Friedman
Tanya Friedman, an Individual
The original statement shall be signed by each person on whose behalf*
 the statement is filed or his authorized representative. If the* statement is signed on behalf of a person by his authorized* representative other than an executive officer or general partner of* the filing person, evidence of the representative's authority to sign* on behalf of such person shall be filed with the statement, provided,* however, that a power of attorney for this purpose which is already on* file with the Commission may be incorporated by reference. The name and* any title of each person who signs the statement shall be typed or* printed beneath his signature.
June 12, 2019
The undersigned hereby agree to file a joint statement on Schedule 13G*
 under the Securities and Exchange Act of 1934, as amended (the "Act")* with respect to Class A common stock issued by Hovnanian Enterprises,* Inc.
Each of the undersigned states that it is entitled to individually use*
 Schedule 13G pursuant to Rule 13d-1(d) of the Act.
Each of the undersigned is responsible for the timely filing of the*
 statement and any amendments thereto, and for the completeness and* accuracy of the information concerning each of them contained*
 therein but none is responsible for the completeness or accuracy*
 of the information concerning the others.
The filing of a joint filing on Schedule 13G shall not be construed*
 as an admission that the reporting persons named herein constitute*
 a group for purposes of Regulation 13D-G of the Securities Exchange*
 Act of 1934, as amended, or otherwise.
This Agreement applies to any amendments to this Schedule 13G.
BEACHWOLD PARTNERS, L.P. BY: /s/ Gideon Z. Friedman Gideon Z. Friedman,*
 Managing General
Partner TARRAGON CORPORATION BY: /s/ William S. Friedman
William S. Friedman, CEO LUCY N. FRIEDMAN IRA BY: /s/ Lucy N. Friedman Lucy N. Friedman BY: /s/ Lucy N. Friedman Lucy N. Friedman BY:*
 /s/ Gideon Z. Friedman Gideon Z. Friedman BY: /s/ William S. Friedman* William S. Friedman BY: /s/ Samuel N. Friedman Samuel N. Friedman BY:* /s/ Tanya Friedman Tanya Friedman
POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned constitutes*
 and appoints Gideon Z. Friedman as the undersigned's true and*
 lawful attorney-in-fact and agent, with full power of substitution*
 and re-substitution, for the undersigned and in the undersigned's*
 name, place and stead, in any and all capacities, to sign any and*
 all Schedule 13Ds and/or 13Gs or amendments thereto or other*
 related filings with the Securities and Exchange Commission,*
 granting unto said attorney-in-fact and agent full power and*
 authority to do and perform such and every act and thing*
 requisite and necessary to be done, as fully to all intents*
 and purposes as the undersigned might or could do in person,*
 hereby ratifying and confirming all that said attorney-in-fact*
 and agent, or his substitute or substitutes, may lawfully do*
 or cause to done by virtue hereof.
IN WITNESS WHEREOF, the undersigned has executed this Power of*
 Attorney as of the 12th day of June, 2019.
Beachwold Partners, L.P., a Texas limited partnership
By: /s/ Gideon Z. Friedman Gideon Z. Friedman, Managing General*
 Partner
KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned*
 constitutes and appoints Gideon Z. Friedman as the*
 undersigned's true and lawful attorney-in-fact and agent,*
 with full power of substitution and re-substitution, for the*
 undersigned and in the undersigned's name, place and stead,*
 in any and all capacities, to sign any and all Schedule 13Ds*
 and/or 13Gs or amendments thereto or other related filings*
 with the Securities and Exchange Commission, granting unto*
 said attorney-in-fact and agent full power and authority to*
 do and perform such and every act and thing requisite and*
 necessary to be done, as fully to all intents and purposes*
 as the undersigned might or could do in person, hereby*
 ratifying and confirming all that said attorney-in-fact*
 and agent, or his substitute or substitutes, may lawfully*
 do or cause to done by virtue hereof.
IN WITNESS WHEREOF, the undersigned has executed this*
 Power of Attorney as of the 12th day of June, 2019.
Tarragon Corporation, a Nevada corporation
By: /s/ William S. Friedman William S. Friedman, CEO
KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned*
 constitutes and appoints Gideon Z. Friedman as the*
 undersigned's true and lawful attorney-in-fact and agent,*
 with full power of substitution and re-substitution, for*
 the undersigned and in the undersigned's name, place and*
 stead, in any and all capacities, to sign any and all*
 Schedule 13Ds and/or 13Gs or amendments thereto or other*
 related filings with the Securities and Exchange*
 Commission, granting unto said attorney-in-fact and agent*
 full power and authority to do and perform such and every*
 act and thing requisite and necessary to be done, as fully*
 to all intents and purposes as the undersigned might or*
 could do in person, hereby ratifying and confirming all*
 that said attorney-in-fact and agent, or his substitute*
 or substitutes, may lawfully do or cause to done by virtue*
 hereof.
IN WITNESS WHEREOF, the undersigned has executed this Power*
 of Attorney as of the 12th day of June, 2019.
Lucy N. Friedman IRA
By: /s/ Lucy N. Friedman Lucy N. Friedman
KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned*
 constitutes and appoints Gideon Z. Friedman as the*
 undersigned's true and lawful attorney-in-fact and*
 agent, with full power of substitution and*
 re-substitution, for the undersigned and in the undersigned's*
 name, place and stead, in any and all capacities, to sign*
 any and all Schedule 13Ds and/or 13Gs or amendments thereto*
 or other related filings with the Securities and Exchange*
 Commission, granting unto said attorney-in-fact and agent full*
 power and authority to do and perform such and every act and*
 thing requisite and necessary to be done, as fully to all intents*
 and purposes as the undersigned might or could do in person,*
 hereby ratifying and confirming all that said attorney-in-fact*
 and agent, or his substitute or substitutes, may lawfully do or*
 cause to done by virtue hereof.
IN WITNESS WHEREOF, the undersigned has executed this Power of*
 Attorney as of the 12th day of June, 2019.
By: /s/ Lucy N. Friedman Lucy N. Friedman
KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned constitutes*
 and appoints Gideon Z. Friedman as the undersigned's true and*
 lawful attorney-in-fact and agent, with full power of substitution*
 and re-substitution, for the undersigned and in the undersigned's*
 name, place and stead, in any and all capacities, to sign any and*
 all Schedule 13Ds and/or 13Gs or amendments thereto or other related* filings with the Securities and Exchange Commission, granting unto*
 said attorney-in-fact and agent full power and authority to do and* perform such and every act and thing requisite and necessary to be*
 done, as fully to all intents and purposes as the undersigned might*
 or could do in person, hereby ratifying and confirming all that*
 said attorney-in-fact and agent, or his substitute or substitutes, may* lawfully do or cause to done by virtue hereof.
IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney*
 as of the 12th day of June, 2019.
By: /s/ William S. Friedman William S. Friedman
KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned constitutes*
 and appoints Gideon Z. Friedman as the undersigned's true and lawful* attorney-in-fact and agent, with full power of substitution and* re-substitution, for the undersigned and in the undersigned's name,* place and stead, in any and all capacities, to sign any and all Schedule* 13Ds and/or 13Gs or amendments thereto or other related filings with the* Securities and Exchange Commission, granting unto said attorney-in-fact* and agent full power and authority to do and perform such and every act* and thing requisite and necessary to be done, as fully to all intents* and purposes as the undersigned might or could do in person, hereby* ratifying and confirming all that said attorney-in-fact and agent, or* his substitute or substitutes, may lawfully do or cause to done by* virtue hereof.
IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney*
 as of the 12th day of June, 2019.
By: /s/ Samuel N. Friedman Samuel N. Friedman
KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned constitutes*
 and appoints Gideon Z. Friedman as the undersigned's true and lawful* attorney-in-fact and agent, with full power of substitution and* re-substitution, for the undersigned and in the undersigned's name,* place and stead, in any and all capacities, to sign any and all*
 Schedule 13Ds and/or 13Gs or amendments thereto or other related*
 filings with the Securities and Exchange Commission, granting unto*
 said attorney-in-fact and agent full power and authority to do and* perform such and every act and thing requisite and necessary to be*
 done, as fully to all intents and purposes as the undersigned might*
 or could do in person, hereby ratifying and confirming all that said* attorney-in-fact and agent, or his substitute or substitutes, may* lawfully do or cause to done by virtue hereof.
IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney*
 as of the 12th day of June, 2019.
By: /s/ Tanya Friedman Tanya Friedman